EXHIBIT 99


                           FPIC INSURANCE GROUP, INC.
                         ENTERS INTO NEW CREDIT FACILITY


JACKSONVILLE, Fla. - (Business Wire) - September 6, 2001 - FPIC Insurance Group, Inc. (the "Company") (Nasdaq: FPIC) today reported that it entered into a new $55 million credit facility on August 31, 2001, replacing a $75 million facility that was scheduled to expire in January 2002.

SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., acted as lead arranger of the new facility. The five lenders participating in the new facility include SunTrust Bank, Compass Bank, Brown Brothers Harriman & Co., Carolina First Bank and Regions Bank. SunTrust Bank will also act as administrative and collateral agent.

The Revolving Credit and Term Loan Agreement provides for initial lending commitments of $55 million, including: (i) a $37.5 million revolving credit facility (with a $17.5 million letter of credit sub-facility), which matures three years from August 31, 2001, and which the Company has the right to increase to up to $47.5 million by securing additional lenders to participate in the facility; and (ii) a $17.5 million term loan facility, repayable in twelve equal quarterly installments commencing on December 31, 2001. Amounts outstanding under the new credit facility bear interest at a variable rate, primarily based upon LIBOR plus an initial applicable margin of 2.25 percentage points, which applicable margin may be reduced to a minimum of 1.75 percentage points as the Company reduces its outstanding indebtedness. Under the terms of the new credit facility, the Company is required to meet certain financial covenants. The facility is guaranteed by, and collateralized by the common stock of, certain subsidiaries.

The Company has also entered into interest rate swap agreements covering borrowings under the new facility, which are designed to serve as a hedge against future increases in LIBOR.

The new credit facility replaces a $75 million revolving credit facility that was entered into by the Company in January 1999, which would have matured on January 4, 2002. Approximately $67.2 million of principal was outstanding under the previous facility. The Company used available funds to pay down the difference between the outstanding principal amount of the prior facility and the initial principal amount of the new facility.

Kim D. Thorpe, Executive Vice President and Chief Financial Officer of the Company, commenting on the Company's new credit facility, stated, "We are pleased to report that we have completed our new credit facility. Although our prior credit facility did not mature until January 2002, we felt the time was right to move ahead and complete this initiative now, particularly while interest rates are attractive. The new facility will allow us to significantly reduce our leverage over the next three years, which, in turn, should provide us with additional capital management opportunities."

Mr. Thorpe added, "While the initial principal amount outstanding under the new facility is significantly lower than under our prior credit facility, our aggregate interest costs will initially be about the same as under the prior facility, as the Company will also incur continuing costs associated with unwinding the interest rate swap agreements on our prior facility. All in all,

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we consider the terms of the new credit facility and swap agreements to be favorable given current conditions in the capital markets."

Mr. Thorpe concluded, "In addition to the completion of our new facility, we are particularly pleased with the strong line-up of business partners we now have in our lenders. We look forward to mutually beneficial relationships with them."

Additional information regarding the Company's new credit facility is available in the Company's Securities and Exchange Commission Form 8-K, filed with the Securities and Exchange Commission on September 6, 2001.



                           Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Any written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which are described in more detail in documents filed by the Company with the Securities and Exchange Commission) include, but are not limited to, (i) uncertainties relating to government and regulatory policies (such as subjecting the Company to insurance regulation or taxation in additional jurisdictions or amending, revoking or enacting any laws, regulations or treaties affecting the Company's current operations), (ii) the occurrence of insured or reinsured events with a frequency or severity exceeding the Company's estimates, (iii) legal developments, (iv) the uncertainties of the loss reserving process, (v) the actual amount of new and renewal business and market acceptance of expansion plans, (vi) the loss of the services of any of the Company's executive officers, (vii) changing rates of inflation and other economic conditions, (viii) the ability to collect reinsurance recoverables, (ix) the competitive environment in which the Company operates, related trends and associated pricing pressures and developments, (x) the impact of mergers and acquisitions, including the ability to successfully integrate acquired businesses and achieve cost savings, competing demands for the Company's capital and the risk of undisclosed liabilities, (xi) developments in global financial markets that could affect the Company's investment portfolio and financing plans, and (xii) risk factors associated with financing and refinancing, including the willingness of credit institutions to provide financing and the availability of credit generally.

The words "believe," "anticipate," "estimate," "project," "plan," "expect," "intend," "hope," "will likely result" or "will continue" and variations thereof or similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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                                Corporate Profile

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists, other healthcare providers and attorneys, primarily in Florida and Missouri. In addition, the Company provides third party administration services both within and outside the healthcare industry and management and administration services to Physicians' Reciprocal Insurers, the second largest medical professional liability insurance carrier in the state of New York. Its insurance subsidiaries, First Professionals Insurance Company, Inc., Anesthesiologists Professional Assurance Company, Intermed Insurance Company and Interlex Insurance Company, have an A- (Excellent) group rating from A.M. Best.

                   For all of your investor information needs, please visit our corporate website at http://www.fpic.com.


                               Corporate Contacts

                                  Kim D. Thorpe
              Executive Vice President and Chief Financial Officer
                         (904) 354-2482, Extension 3287
                                       or
                                Roberta Goes Cown
                   Senior Vice President and Corporate Counsel
                         (904) 354-2482, Extension 3287


                     FPIC is on the Internet at www.FPIC.com
                           Nasdaq Listing Symbol: FPIC